As filed with the Securities and Exchange Commission on
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March 31, 2023
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Registration No. 333-00515
811-07513

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM N-1A
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	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	/ X /
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	Pre-Effective Amendment No.	/ /
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	Post-Effective Amendment No. 382	/ X /
	and/or	----
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	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY	/ X /
	ACT OF 1940	----
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	Amendment No. 381	/ X /
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	(Check appropriate box or boxes)	----

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PUTNAM FUNDS TRUST
(Exact Name of Registrant as Specified in Charter)

100 Federal Street, Boston, Massachusetts 02110
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code
(617) 292-1000
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It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

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STEPHEN J. TATE, Vice President
PUTNAM FUNDS TRUST
100 Federal Street
Boston, Massachusetts 02110
(Name and address of agent for service)
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Copy to:

BRYAN CHEGWIDDEN, Esquire
ROPES & GRAY LLP
1211 Avenue of the Americas
New York, New York 10036

and

JAMES E. THOMAS, Esquire
ROPES & GRAY LLP
800 Boylston Street
Boston, Massachusetts 02199

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This Post-Effective Amendment relates solely to the Registrant’s Putnam Intermediate-Term Municipal Income Fund and Putnam Short-Term Municipal Income Fund series. Information contained in the Registrant's Registration Statement relating to any other series of the Registrant is neither amended nor superseded hereby.

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EXPLANTORY NOTE

Post-Effective Amendment No. 381 to the Registration Statement on Form N-1A (File No. 333-00515) (the “Registration Statement”) of Putnam Funds Trust (the “Registrant”), relating solely to the Registrant’s Putnam Intermediate-Term Municipal Income Fund and Putnam Short-Term Municipal Income Fund series (“Post-Effective Amendment No. 381”), was filed on March 27,

2023, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”).

This Post-Effective Amendment No. 382 is being filed pursuant to Rule 462(d) under the Securities Act solely for the purpose of adding updated Exhibits (b) and (c)(2) to Post-Effective Amendment No. 381. This Post-Effective Amendment No. 382 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 382 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of Part A and Part B of Post-Effective Amendment No. 381 are incorporated herein by reference.

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PUTNAM FUNDS TRUST

Putnam Intermediate-Term Municipal Income Fund

Putnam Short-Term Municipal Income Fund

FORM N-1A

PART C

OTHER INFORMATION

Item 28.	Exhibits

(a)	Amended and Restated Agreement and Declaration of Trust dated March 21, 2014 --Incorporated by reference to Post-Effective Amendment No. 186 to the Registrant’s Registration Statement (No. 333-00515) filed on March 28, 2014.

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(b)	Amended and Restated Bylaws dated as of February 23, 2023.

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(c)(1)	Portions of Agreement and Declaration of Trust Relating to Shareholders' Rights -- Incorporated by reference to Post-Effective Amendment No. 186 to the Registrant’s Registration Statement (No. 333-00515) filed on March 28, 2014.

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(c)(2)	Portions of Bylaws Relating to Shareholders' Rights.
(d)(1)	Management Contract with Putnam Investment Management, LLC dated February 27, 2014 for Putnam Dynamic Asset Allocation Equity Fund, Putnam Dynamic Risk Allocation Fund, Putnam Floating Rate Income Fund, Putnam Focused Equity Fund, Putnam Global Technology Fund, Putnam Intermediate-Term Municipal Income Fund, Putnam Multi-Cap Core Fund, Putnam Short Term Investment Fund, Putnam Short-Term Municipal Income Fund and Putnam Ultra Short Duration Income Fund; Schedule A and Schedule B amended as of December 1, 2019 -- Incorporated by reference to Post-Effective Amendment No. 346 to the Registrant’s Registration Statement (No. 333-00515) filed on September 28, 2020.

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(d)(2)	Amended and Restated Management Contract with Putnam Investment Management, LLC dated January 24, 2020 for Putnam Multi-Asset Absolute Return Fund, Putnam Emerging Markets Equity Fund, Putnam International Value Fund and Putnam Small Cap Growth Fund -- Incorporated by reference to Post-Effective Amendment No. 332 to the Registrant’s Registration Statement (No. 333-00515) filed on March 30, 2020.
(d)(3)	Amended and Restated Management Contract with Putnam Investment Management, LLC dated March 1, 2023 for Putnam Core Bond Fund -- Incorporated by reference to Post-Effective Amendment No. 380 to the Registrant’s Registration Statement (No. 333-00515) filed on February 28, 2023.
(d)(4)	Management Contract with Putnam Investment Management, LLC dated June 1, 2018 for Putnam Short Duration Bond Fund -- Incorporated by reference to Post-Effective Amendment No. 286 to the Registrant’s Registration Statement (No. 333-00515) filed on June 19, 2018.
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(d)(5)	Amended and Restated Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated July 1, 2022; Schedule A dated March 8, 2023 -- Incorporated by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 333-00515) filed on March 27, 2023.
(d)(6)	Amended and Restated Sub-Advisory Contract among Putnam Investment Management, LLC, Putnam Investments Limited and The Putnam Advisory Company, LLC dated July 1, 2022; Schedule A dated March 8, 2023-- Incorporated by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 333-00515) filed on March 27, 2023.

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(e)(1)	Amended and Restated Distributor's Contract with Putnam Retail Management Limited Partnership dated July 1, 2013 -- Incorporated by reference to Post-Effective Amendment No. 174 to the Registrant’s Registration Statement (No. 333-00515) filed on October 28, 2013.
(e)(2)(i)	Form of Dealer Sales Contract dated March 27, 2012 -- Incorporated by reference to Post-Effective Amendment No. 144 to the Registrant's Registration Statement (No. 333-00515) filed on June 28, 2012.
(e)(2)(ii)	Schedule of Dealer Sales Contracts conforming in all material respects to the Form of Dealer Sales Contract filed as Exhibit (e)(2)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement (No. 333-00515) filed on March 26, 2015.
(e)(3)(i)	Form of Financial Institution Sales Contract dated March 27, 2012 -- Incorporated by reference to Post-Effective Amendment No. 144 to the Registrant's Registration Statement (No. 333-00515) filed on June 28, 2012.
(e)(3)(ii)	Schedule of Financial Institution Sales Contracts conforming in all material respects to the Form of Financial Institution Sales Contract filed as Exhibit (e)(3)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483 (d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement (No. 333-00515) filed on March 26, 2015.
(f)	Trustee Retirement Plan dated October 4, 1996, as amended July 21, 2000 -- Incorporated by reference to Post-Effective Amendment No. 64 to the Registrant's Registration Statement (No. 333-00515) filed on January 28, 2005.
(g)(1)	Master Custodian Agreement with State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of December 30, 2020 -- Incorporated by reference to Post-Effective Amendment No. 365 to the Registrant’s Registration Statement (No. 333-00515) filed on February 25, 2022.
(g)(2)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company, dated June 25, 2020 -- Incorporated by reference to Post-Effective Amendment No. 342 to the Registrant’s Registration Statement (No. 333-00515) filed on July 31, 2020.
(g)(3)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company, dated June 25, 2021 -- Incorporated by reference to Post-Effective Amendment No. 360 to the Registrant’s Registration Statement (No. 333-00515) filed on September 27, 2021.
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(h)(1)	Amended & Restated Investor Servicing Agreement - Open-End Funds with Putnam Investment Management, LLC and Putnam Investor Services, Inc. dated July 1, 2013; Appendix A amended as of March 25, 2022 -- Incorporated by reference to Post-Effective Amendment No. 370 to the Registrant’s Registration Statement (No. 333-00515) filed on September 26, 2022.
(h)(2)	Letter of Indemnity with Putnam Investment Management, LLC dated December 18, 2003 -- Incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement (No. 333-00515) filed on May 28, 2004.
(h)(3)	Liability Insurance Allocation Agreement dated December 18, 2003 -- Incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement (No. 333-00515) filed on May 28, 2004.
(h)(4)	Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 -- Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement (No. 333-00515) filed on October 27, 2017.
(h)(5)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated August 1, 2013 -- Incorporated by reference to Post-Effective Amendment No. 174 to the Registrant’s Registration Statement (No. 333-00515) filed on October 28, 2013.
(h)(6)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated June 25, 2021 - Incorporated by reference to Post-Effective Amendment No. 360 to the Registrant’s Registration Statement (No. 333-00515) filed on September 27, 2021.
(h)(7)	Amended and Restated Master Interfund Lending Agreement with the Trusts party thereto and Putnam Investment Management, LLC, dated September 24, 2021; Schedules A, B and C amended as of September 23, 2022 -- Incorporated by reference to Post-Effective Amendment No. 374 to the Registrant’s Registration Statement (No. 333-00515) filed on November 23, 2022.
(h)(8)	Credit Agreement with State Street Bank and Trust Company and certain other lenders dated September 24, 2015 -- Incorporated by reference to Post-Effective Amendment No. 218 to the Registrant’s Registration Statement (No. 333-00515) filed on September 28, 2015.
(h)(9)	Joinder Agreement No. 1 to Credit Agreement with State Street Bank and Trust Company and certain other lenders, dated August 29, 2016 -- Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement (No. 333-00515) filed on October 27, 2016.
(h)(10)	Amendment No. 1 to Credit Agreement with State Street Bank and Trust Company, dated September 22, 2016 -- Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement (No. 333-00515) filed on October 27, 2016.
(h)(11)	Amendment No. 2 to Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017 -- Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement (No. 333-00515) filed on October 27, 2017.
(h)(12)	Amendment No. 3 to Credit Agreement with State Street Bank and Trust Company, dated September 20, 2018 -- Incorporated by reference to Post-Effective Amendment No. 297 to the Registrant’s Registration Statement (No. 333-00515) filed on October 26, 2018.
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(h)(13)	Amendment No. 4 to Credit Agreement with State Street Bank and Trust Company, dated September 19, 2019 -- Incorporated by reference to Post-Effective Amendment No. 322 to the Registrant’s Registration Statement (No. 333-00515) filed on October 25, 2019.
(h)(14)	Amendment No. 5 to Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019 -- Incorporated by reference to Post-Effective Amendment No. 329 to the Registrant’s Registration Statement (No. 333-00515) filed on February 27, 2020.
(h)(15)	Amendment No. 6 and Consent No. 3 to Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020 -- Incorporated by reference to Post-Effective Amendment No. 352 to the Registrant’s Registration Statement (No. 333-00515) filed on November 25, 2020.
(h)(16)	Amendment No. 7 to Credit Agreement with State Street Bank and Trust Company, dated October 16, 2020 -- Incorporated by reference to Post-Effective Amendment No. 354 to the Registrant’s Registration Statement (No. 333-00515) filed on February 26, 2021.
(h)(17)	Amendment No. 8 to Credit Agreement with State Street Bank and Trust Company, dated October 15, 2021 -- Incorporated by reference to Post-Effective Amendment No. 364 to the Registrant’s Registration Statement (No. 333-00515) filed on December 23, 2021.
(h)(18)	Amendment No. 9 to Credit Agreement with State Street Bank and Trust Company, dated October 14, 2022 -- Incorporated by reference to Post-Effective Amendment No. 374 to the Registrant’s Registration Statement (No. 333-00515) filed on November 23, 2022.
(h)(19)	Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 24, 2015 -- Incorporated by reference to Post-Effective Amendment No. 218 to the Registrant’s Registration Statement (No. 333-00515) filed on September 28, 2015.
(h)(20)	First Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated August 29, 2016 -- Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement (No. 333-00515) filed on October 27, 2016.
(h)(21)	Second Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 22, 2016 -- Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement (No. 333-00515) filed on October 27, 2016.
(h)(22)	Third Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017 -- Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement (No. 333-00515) filed on October 27, 2017.
(h)(23)	Fourth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 20, 2018 -- Incorporated by reference to Post-Effective Amendment No. 297 to the Registrant’s Registration Statement (No. 333-00515) filed on October 26, 2018.
(h)(24)	Fifth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 19, 2019 -- Incorporated by reference to Post-Effective Amendment No. 322 to the Registrant’s Registration Statement (No. 333-00515) filed on October 25, 2019.
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(h)(25)	Sixth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019 -- Incorporated by reference to Post-Effective Amendment No. 329 to the Registrant’s Registration Statement (No. 333-00515) filed on February 27, 2020.
(h)(26)	Seventh Amendment and Consent to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020 -- Incorporated by reference to Post-Effective Amendment No. 352 to the Registrant’s Registration Statement (No. 333-00515) filed on November 25, 2020.
(h)(27)	Eighth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 16, 2020 -- Incorporated by reference to Post-Effective Amendment No. 354 to the Registrant’s Registration Statement (No. 333-00515) filed on February 26, 2021.
(h)(28)	Ninth Amendment Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 15, 2021 -- Incorporated by reference to Post-Effective Amendment No. 364 to the Registrant’s Registration Statement (No. 333-00515) filed on December 23, 2021.
(h)(29)	Tenth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 14, 2022 -- Incorporated by reference to Post-Effective Amendment No. 374 to the Registrant’s Registration Statement (No. 333-00515) filed on November 23, 2022.
(h)(30)(i)	Form of Indemnification Agreement dated March 18, 2016 -- Incorporated by reference to Post-Effective Amendment No. 236 to the Registrant’s Registration Statement (No. 333-00515) filed on June 27, 2016.
(h)(30)(ii)	Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (h)(30)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 236 to the Registrant’s Registration Statement (No. 333-00515) filed on June 27, 2016.
(h)(31)	Expense Limitation Agreement with Putnam Investment Management, LLC (“PIM”) dated January 27, 2023 -- Incorporated by reference to Post-Effective Amendment No. 380 to the Registrant’s Registration Statement (No. 333-00515) filed on February 28, 2023.
(h)(32)	Expense Limitation Agreement with Putnam Investor Services, Inc. (“PSERV”) dated July 1, 2022 -- Incorporated by reference to Post-Effective Amendment No. 370 to the Registrant’s Registration Statement (No. 333-00515) filed on September 26, 2022.
(i)(1)	Opinion of Ropes & Gray LLP, including consent, for Putnam Short Duration Bond Fund (formerly Putnam Absolute Return 100 Fund), Putnam Core Bond Fund (formerly Putnam Fixed Income Absolute Return Fund), Putnam Multi-Asset Absolute Return Fund (formerly Putnam Absolute Return 700 Fund), Putnam Dynamic Asset Allocation Equity Fund, Putnam Dynamic Risk Allocation Fund, Putnam Emerging Markets Equity Fund, Putnam Floating Rate Income Fund, Putnam Focused Equity Fund (formerly Putnam Global Industrials Fund), Putnam Global Technology Fund, Putnam International Value Fund, Putnam Multi-Cap Core Fund, and Putnam Small Cap Growth Fund -- Incorporated by reference to Post-Effective Amendment No. 120 to the Registrant’s Registration Statement (No. 333-00515) filed on June 3, 2011.
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(i)(2)	Opinion of Ropes & Gray LLP, including consent, for Putnam Ultra Short Duration Income Fund -- Incorporated by reference to Post-Effective Amendment No. 132 to the Registrant’s Registration Statement (No. 333-00515) filed on September 30, 2011.
(i)(3)	Opinion of Ropes & Gray LLP, including consent, for Putnam Short Term Investment Fund -- Incorporated by reference to Post-Effective Amendment No. 162 to the Registrant’s Registration Statement (No. 333-00515) filed on February 15, 2013.
(i)(4)	Opinion of Ropes & Gray LLP, including consent for Putnam Intermediate-Term Municipal Income Fund and Putnam Short-Term Municipal Income Fund -- Incorporated by reference to Post-Effective Amendment No. 166 to the Registrant's Registration Statement (No. 333-00515) filed on March 15, 2013.
(i)(5)	Opinion of Ropes & Gray LLP, including consent for Putnam Mortgage Opportunities Fund -- Incorporated by reference to Post-Effective Amendment No. 207 to the Registrant’s Registration Statement (No. 333-00515) filed on April 6, 2015.

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(j)(1)	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers, for Putnam Short-term Municipal Income Fund -- Incorporated by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 333-00515) filed on March 27, 2023.
(j)(2)	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers, for Putnam Intermediate-term Municipal Income Fund -- Incorporated by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 333-00515) filed on March 27, 2023.

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(k)	Not applicable.
(l)	Investment Letter from Putnam Investments, LLC to the Registrant -- Incorporated by reference to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement (No. 333-00515) filed on July 19, 1996.
(m)(1)	Class A Distribution Plan and Agreement dated April 1, 2000 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant's Registration Statement (No. 333-00515) filed on May 17, 2000.
(m)(2)	Class B Distribution Plan and Agreement dated April 1, 2000 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant's Registration Statement (No. 333-00515) filed on May 17, 2000.
(m)(3)	Class C Distribution Plan and Agreement dated April 1, 2000 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant's Registration Statement (No. 333-00515) filed on May 17, 2000.
(m)(4)	Class M Distribution Plan and Agreement dated April 1, 2000 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant's Registration Statement (No. 333-00515) filed on May 17, 2000.
(m)(5)	Class R Distribution Plan and Agreement dated May 8, 2003 -- Incorporated by reference to Post-Effective Amendment No. 58 to the Registrant’s Registration Statement (No. 333-00515) filed on January 30, 2004.
(m)(6)(i)	Form of Dealer Service Agreement -- Incorporated by reference to Post-Effective Amendment No. 5 to the Registrant’s Registration Statement (No. 333-00515) filed on June 30, 1997.
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(m)(6)(ii)	Schedule of Dealer Service Agreements conforming in all material respects to the Form of Dealer Service Agreement filed as Exhibit (m)(6)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement (No. 333-00515) filed on March 26, 2015.
(m)(7)(i)	Form of Financial Institution Service Agreement -- Incorporated by reference to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-00515) filed on July 19, 1996.
(m)(7)(ii)	Schedule of Financial Institution Service Agreements conforming in all material respects to the Form of Financial Institution Service Agreement filed as Exhibit (m)(7)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement (No. 333-00515) filed on March 26, 2015.
(n)	Rule 18f-3 Plan dated November 1, 1999, as most recently amended March 1, 2021 -- Incorporated by reference to Post-Effective Amendment No. 354 to the Registrant’s Registration Statement (No. 333-00515) filed on February 26, 2021.
(p)(1)	The Putnam Funds Code of Ethics dated January 27, 2023 -- Incorporated by reference to Post-Effective Amendment No. 380 to the Registrant’s Registration Statement (No. 333-00515) filed on February 28, 2023.
(p)(2)	Putnam Investments Code of Ethics dated February 2023 -- Incorporated by reference to Post-Effective Amendment No. 380 to the Registrant’s Registration Statement (No. 333-00515) filed on February 28, 2023.

Item 29.	Persons Controlled by or Under Common Control with the Fund

Each fund is not controlled by or under common control with any other person.

Item 30.	Indemnification

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Amended and

Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 186 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended (File No. 811-07513). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Massachusetts business trusts comprising The Putnam Funds (each, a “Trust”) have also agreed to contractually indemnify each Trustee. The agreement between the Trusts and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws and the laws of The Commonwealth of Massachusetts, the Securities Act of

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1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as now or hereafter in force, provides that each Trust severally shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Trust, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable.

Item 31.	Business and Other Connections of the Investment Adviser

Except as set forth below, the directors and officers of each of Putnam Investment Management, LLC, the Registrant’s investment adviser (the “Investment Adviser”), Putnam Investments Limited, investment sub-manager to certain Putnam funds (the “Sub-Manager”), and The Putnam Advisory Company, LLC, investment sub-adviser to certain Putnam funds, have been engaged during the past two fiscal years in no business, profession, vocation or employment of a substantial nature other than as directors or officers of the Investment Adviser, Sub-Manager, or certain of the Investment Adviser’s corporate affiliates. Certain officers of the Investment Adviser serve as officers of some or all of the Putnam funds. The address of the Investment Adviser, its corporate affiliates other than the Sub-Manager, and the Putnam funds is 100 Federal Street, Boston, Massachusetts 02110. The address of the Sub-Manager is 16 St James’s Street, London, England, SW1A 1ER.

Name and Title	Non-Putnam business, profession, vocation or employment
N/A

Item 32.	Principal Underwriter

(a) Putnam Retail Management Limited Partnership is the principal underwriter for each of the following investment companies, including the Registrant:

George Putnam Balanced Fund, Putnam Asset Allocation Funds, Putnam California Tax Exempt Income Fund, Putnam Convertible Securities Fund, Putnam Diversified Income Trust, Putnam Focused International Equity Fund, Putnam Funds Trust, Putnam Global Health Care Fund, Putnam Global Income Trust, Putnam High Yield Fund, Putnam Income Fund, Putnam International Equity Fund, Putnam Investment Funds, Putnam Large Cap Value Fund, Putnam Massachusetts Tax Exempt Income Fund, Putnam Minnesota Tax Exempt Income Fund, Putnam Money Market Fund, Putnam Mortgage Securities Fund, Putnam New Jersey Tax Exempt Income Fund, Putnam New York Tax Exempt Income Fund, Putnam Ohio Tax Exempt Income Fund, Putnam Pennsylvania Tax Exempt Income Fund, Putnam Sustainable Leaders Fund, Putnam Target Date Funds, Putnam Tax Exempt Income Fund, Putnam Tax-Free Income Trust and Putnam Variable Trust.

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(b) The directors and officers of the Registrant's principal underwriter are listed below. Except as noted below, no officer of the Registrant’s principal underwriter is an officer of the Registrant.

The principal business address of each person listed below is 100 Federal Street, Boston, Massachusetts 02110.

Name	Position and Office with the Underwriter
Sipple, Scott C.	President
Tate, Stephen J. *	Chief Legal Officer, General Counsel and Secretary
Robinson, Caitlin E.	Senior Counsel and Assistant Secretary
Maher, Stephen B.	Assistant Treasurer
Norris, Cheryl A.	Assistant Treasurer
Clark, James F.**	Vice President
Ettinger, Robert D.	Financial and Operations Principal, Vice President and Treasurer
Trenchard, Mark C.***	Vice President
Higgins, Matthew W.	Chief Compliance Officer
Whitaker, Anne N.	Manager, Compliance

*Mr. Tate is Vice President and Chief Legal Officer of the Registrant.

**Mr. Clark is Vice President and Chief Compliance Officer of the Registrant.

***Mr. Trenchard is Vice President of the Registrant.

Item 33.	Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules promulgated thereunder are the Registrant's Clerk, Michael J. Higgins; the Registrant's investment adviser, PIM; the Registrant's principal underwriter, Putnam Retail Management Limited Partnership (PRM); the Registrant's custodian, State Street Bank and Trust Company (which, in addition to its duties as custodian, also provides certain administrative, pricing and bookkeeping services); and the Registrant’s transfer and dividend disbursing agent, Putnam Investor Services, Inc. The address of the Clerk, PIM, PRM and Putnam Investor Services, Inc. is 100 Federal Street, Boston, Massachusetts 02110. State Street Bank and Trust Company is located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

Item 34.	Management Services

None.

Item 35.	Undertakings

None.

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NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Putnam Funds Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant series of the Registrant.

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SIGNATURES

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Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act of 1933, as amended, and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts, on the 31st day of March 2023.

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Putnam Funds Trust

By: /s/ Jonathan S. Horwitz,

Executive Vice President, Principal Executive Officer and Compliance Liaison

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title

Kenneth R. Leibler*	Chair, Board of Trustees

Barbara M. Baumann*	Vice Chair, Board of Trustees

Robert L. Reynolds*	President and Trustee

Jonathan S. Horwitz*	Executive Vice President, Principal Executive Officer and Compliance Liaison

Michael J. Higgins*	Vice President, Treasurer, and Clerk

Janet C. Smith*	Vice President, Principal Financial Officer, Principal Accounting Officer and Assistant Treasurer

Liaquat Ahamed*	Trustee

Katinka Domotorffy*	Trustee

Catharine Bond Hill*	Trustee

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Jennifer Williams Murphy*	Trustee

Marie Pillai*	Trustee

George Putnam, III*	Trustee

Manoj P. Singh*	Trustee

Mona K. Sutphen*	Trustee

By: /s/ Jonathan S. Horwitz, as Attorney-in-Fact

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March 31, 2023

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* Signed pursuant to power of attorney filed in Post-Effective Amendment No. 380 to the Registrant's Registration Statement on February 28, 2023.

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Exhibits

(b)	Amended and Restated Bylaws dated as of February 23, 2023.
(c)(2)	Portions of Bylaws Relating to Shareholders' Rights.

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